The Growth Fund of America, Inc.
One Market, Steuart Tower
Suite 1800
San Francisco, California 94105

Mailing address:
P.O. Box 7650
San Francisco, California 94120-7650
Phone (415) 421 9360

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 48K, 72DD1 and 72DD2, 73A1 and 73A2, 73B, 74U1 and 74U2, and 74V1 and 74V2, complete answers are as follows:

Item 48K
If answer to 47 is ‘Y’ (Yes), fill in the table or single fee rate applied to Registrant’s/Series’ assets based on the advisory contract

Step:	Asset Value: ($000s omitted)	Annual Fee rate
K) over	$210,000,000	0.233%

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$903,273
Class B	$21,976
Class C	$32,443
Class F	$273,603
Total	$1,231,295
Class 529-A	$27,787
Class 529-B	$1,234
Class 529-C	$2,308
Class 529-E	$1,036
Class 529-F	$1,001
Class R-1	$1,728
Class R-2	$9,503
Class R-3	$108,674
Class R-4	$181,296
Class R-5	$184,578
Total	$519,145

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3593
Class B	$0.1010
Class C	$0.0992
Class F	$0.3696
Class 529-A	$0.3492
Class 529-B	$0.0785
Class 529-C	$0.0903
Class 529-E	$0.2473
Class 529-F	$0.4168
Class R-1	$0.1338
Class R-2	$0.1152
Class R-3	$0.2667
Class R-4	$0.3512
Class R-5	$0.4556

Item 74A through 74N and 74T
Condensed balance sheet data:

A) Cash	$471
B) Repurchase agreements	-
C) Short –term securities other than repurchase agreements	$20,234,585
D) Long-term debt securities including convertible debt	$117,477
E) Preferred, convertible preferred, and adjustable rate preferred stock	$726,963
F) Common Stock	$160,453,900
G) Options on equities	-
H) Options on all futures	-
I) Other Investments	-
J) Receivables from portfolio instruments sold	$895,010
K) Receivables from affiliated persons	-
L) Other receivables	$865,708
M) All other assets	-
N) Total assets	$183,294,114

T) Net Assets of common shareholders	$181,917,927

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	2,667,175
Class B	227,733
Class C	347,332
Class F	793,776
Class 529-A	88,491
Class 529-B	16,967
Class 529-C	28,135
Class 529-E	4,612
Class 529-F	2,699
Class R-1	14,772
Class R-2	88,297
Class R-3	446,088
Class R-4	561,926
Class R-5	482,534

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$31.76
Class B	$30.66
Class C	$30.52
Class F	$31.55
Class 529-A	$31.61
Class 529-B	$30.79
Class 529-C	$30.78
Class 529-E	$31.40
Class 529-F	$31.57
Class R-1	$30.88
Class R-2	$30.99
Class R-3	$31.28
Class R-4	$31.52
Class R-5	$31.76

Item 75B
Average net assets during the current reporting period ($000s omitted)

Monthly average (for all other funds)	$190,818,453